Exhibit 10(f)

SHORELINE FINANCIAL CORPORATION BONUS PROGRAM
(Approved January 28th, 1993)

NET INCOME GROWTH

                                                 3 Year Compounded
                      Net Income             Annual Net Income
Growth
1987                    3,950

1988                    4,807

1989                    4,916

1990                    4,707                  + 6.0% ('90 vs '87)

1991                    5,335                  + 3.6% ('91 vs '88)

1992                    5,931                  + 6.5% ('92 vs '89)

1993                    6,537                  +11.6% ('93 vs '90)

1994 (Budget)           7,177                  +10.4% ('94 vs '91)

     The change in net income (compounded growth rate over most recent 3 years) is the most important component of the bonus formula, producing a bonus according to the following formula:

                 Decline in Net Income     =  0% bonus

                 0 - 2.99% Increase        =  3% bonus

                 3 - 4.99% Increase        =  6% bonus

                 5 - 7.99% Increase        =  9% bonus

                 8 - 9.99% Increase        = 12% bonus

                 10%+      Increase        = 15% bonus

EFFICIENTY (Overhead Control)

     The second component of the bonus formula compares Shoreline's Non-Interest Expense to Asset ratio to peer, and rewards bonus participants if Shoreline is more efficient (lower ratio) than peer.

     We pay a bonus of 1% for every 5 basis points that Shoreline is below peer.
Recent figures are as follows:


                                    SLFC         Peer        Bonus

              1993 (June)           3.26%        3.54%        5%
              1992                  3.33%        3.55%        4%
              1991                  3.17%        3.55%        7%
              1990                  3.21%        3.46%        5%
              1989                  3.24%        3.48%        4%

     This portion is capped at 10%, which we would hit if Shoreline was 50 basis points under peer.




SAFETY AND SOUNDNESS/CAPITAL ADEQUACY

     The third and final component of the bonus formula compares
Shoreline's
Total Risk-Based Capital to Risk-Weighted Asset ratio to peer.
Bonus
participants are rewarded if Shoreline's ratio is above peer.

     We pay a bonus of 1% for every 25 basis points that Shoreline is above peer. Recent figures are as follows:

                                    SLFC         Peer         Bonus

              1993 (June)           16.17%       15.39%         3%
              1992                  15.83%       14.92%         3%
              1991                  15.16%       14.02%         4%
              1990                  15.32%       12.52%        11%

  This portion is capped at 5%, which we would hit if Shoreline was 1.25% over peer.